Exhibit 99.1

Pacific Energy Development Adds to Management and Board

New Additions to Focus on Development and Acquisitions

Danville, CA, Thursday, July 12, 2018 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE American: PED) (the “Company") reported today that it has appointed Dr. Simon Kukes as its new Chief Executive Officer and member of the Company’s Board of Directors, and has added two additional Board members, all of whom have significant global oil and gas industry experience.

Mr. Frank Ingriselli will remain as the Chairman of the Board and will also assume the position of Advisor to the CEO.

These changes were effective Thursday, July 12, 2018. Simon Kukes has also agreed to receive an annual salary of $1 and not charge the Company for his business expenses.

Simon Kukes, the new CEO of the Company, commented, "I assumed the CEO position because I know how to build companies, have successfully done it multiple times before, and I believe that I will achieve similar success with PEDEVCO through organic growth and the aggressive acquisition of accretive assets. Under my leadership, I plan to focus the Company on long-term growth, with my commitment to the future success of the Company evidenced by my election to take only $1 in salary, bear all my own business expenses, and help directly fund the Company.”

Simon Kukes is a global energy businessman who has developed and ran multi-billion-dollar energy companies around the world. His strategic leadership and vision has proven and delivered shareholder value for decades with such prominent companies as Phillips Petroleum and Amoco, where he served in leading technical positions and authored and obtained more than 130 patents. He also served as CEO of a very successful joint venture with Hess Corporation, and in top leadership positions with multiple other prominent global energy companies.

Frank Ingriselli, Chairman of the Company, added, "Simon Kukes’ track record of success speaks for itself, and I am confident that through his disciplined leadership and financial support, the Company will achieve similar success as enjoyed by his other oil and gas ventures.”

In addition to Dr. Kukes joining the Board, Mr. John Scelfo and Mr. Ivar Siem joined the Board as independent Board members.

Mr. John Scelfo brings nearly 40 years of experience in oil and gas management, finance and accounting to the Board.  Mr. Scelfo previously served as Senior Vice President, Finance and Corporate Development, Chief Financial Officer, Worldwide Exploration & Producing, and member of the Executive Committee at Hess Corporation, as Executive Vice President and Chief Financial Officer of Sirius Satellite Radio, as Vice President and Chief Financial Officer of Asia Pacific & Japan for Dell Computer, and in various roles of increasing responsibility with Mobil Corporation.

Mr. Ivar Siem brings broad experience from both the upstream and the service segments of the oil and gas industry, has been the founder of several companies, and has been involved in several roll-ups and restructuring processes throughout his career. He previously served as Chairman and Chief Executive Officer of American Resources, Inc., as Chairman of Blue Dolphin Energy Company, as Chairman and interim CEO of DI Industries/Grey Wolf Drilling, as Chairman and CEO of Seateam Technology ASA, and in various other executive roles at multiple E&P and oil field service companies.

The Board of Directors also accepted the resignation of David Steinberg, who previously served on the Board since July 2015 as the designee of the holders of the Company’s Series A Preferred Stock. The Company is grateful for the Mr. Steinberg’s service, advice and support through the challenges the Company faced over the last several years as it worked to restructure its debt.

As the Company announced 2 weeks ago, through a series of transactions, the Company successfully erased over $75 million in debt and increased its stockholders' equity by over $64 million. The Company’s D-J Basin assets in Colorado were most recently independently estimated to include over $51 million in proved undeveloped (PUDs) (undiscounted net present value).

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal asset is its D-J Basin Asset located in the D-J Basin in Weld County, Colorado. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words "estimates," "believes," "hopes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequently filed Quarterly Reports on Form 10-Q under the heading "Risk Factors". The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the Securities Exchange Commission (SEC).

Contacts

Pacific Energy Development
1-855-733-3826
PR@pacificenergydevelopment.com

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